BGSF, Inc. Announces 34th Consecutive Quarterly Dividend
PLANO, Texas – (May 4, 2023) – BGSF, Inc. (NYSE: BGSF), a growing provider of consulting, managed services, and workforce solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share of common stock.

The dividend is payable on May 22, 2023, to all shareholders of record as of the close of business on May 15, 2023. This marks the 34th consecutive quarterly dividend and based on upon yesterday's closing price of the Company’s common stock, the annualized yield is approximately 6.4%.

“Our long-term focus on serving clients, building financial strength, and expanding our business will continue to underpin management’s and the Board’s commitment to returning capital to shareholders through our longstanding quarterly cash dividend,” said Beth Garvey, Chair, President, and Chief Executive Officer.

About BGSF
BGSF provides consulting, managed services, and professional workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Managed Services, and Real Estate (apartment communities and commercial buildings). BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 94th largest U.S. staffing company and the 49th largest IT staffing firm in 2022. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various other risks and uncertainties, including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “allows,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” "prospects," and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Steven Hooser or Sandy Martin
Three Part Advisors
ir@bgstaffing.com 214.872.2710 or 214.616.2207

Source: BGSF, Inc.